Exhibit 99.1

National Vision Holdings, Inc. Reports Third Quarter 2021 Financial Results;
Updates Fiscal 2021 Outlook

Quarterly highlights compared to third quarter 2019:
•Net revenue increased 19.9% to $518.0 million
•Comparable store sales growth of 15.7%; Adjusted Comparable Store Sales Growth of 13.3%
•Net income of $41.0 million; Diluted EPS of $0.45
•Adjusted Operating Income of $54.7 million
•Adjusted Diluted EPS of $0.38
•Board authorizes $50 million share repurchase program
•Company makes $50 million Term Loan A prepayment

Duluth, Ga. -- November 10, 2021 -- National Vision Holdings, Inc. (NASDAQ: EYE) (“National Vision” or the “Company”) today reported its financial results for the third quarter ended October 2, 2021.
Given the impact of COVID-related store closures last year, consistent with our second quarter earnings release, this release includes a comparison of fiscal 2021 results to fiscal 2019 pre-COVID results, in addition to a condensed comparison to fiscal 2020. For a complete discussion of fiscal 2021 results as compared to fiscal 2020, please see our Quarterly Report on Form 10-Q for the quarter ended October 2, 2021 filed with the Securities and Exchange Commission.
“We are pleased with our third quarter results, as sales remained healthy with total sales up nearly 20% and comparable store sales up over 13% on a 2-year basis against 2019,” stated Reade Fahs, chief executive officer. “Additionally, despite Delta variant concerns and a decline from an elevated average ticket last year, we delivered a slight comp increase against 2020 on continued growth in customer transactions. All credit goes to the dedicated patient and customer care of the 2,000-plus optometrists and over 13,000 associates at National Vision who continue to successfully navigate the many challenges this environment throws our way.”
Mr. Fahs continued, “During the quarter, we opened 14 stores and continue to be excited about our long-term opportunities for expansion and market share growth. Additionally, given our strong cash flows, we made a voluntary $50 million prepayment under our credit agreement earlier this week and today announced our board approved a $50 million stock repurchase program. Looking ahead, as sales trends and customer demand continue to normalize from record levels during the COVID-19 pandemic, we believe we remain in a position of strength to continue to deliver sustainable growth.”
Adjusted Comparable Store Sales Growth, Adjusted Operating Income, Adjusted EBITDA, Adjusted Diluted EPS, Adjusted Operating Margin, Adjusted EBITDA Margin, and EBITDA are not measures recognized under generally accepted accounting principles (“GAAP”). Please see “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP to GAAP Financial Measures” below for more information.
Third Quarter 2021 Summary compared to Third Quarter 2019
•Net revenue increased 19.9% to $518.0 million compared to the third quarter of 2019.
•Net revenue was positively impacted by 1.5% due to the timing of unearned revenue.
•Comparable store sales growth was 15.7% and Adjusted Comparable Store Sales Growth was 13.3%.
•During the third quarter of 2021, the Company opened 14 new stores, closed one store, and ended the quarter with 1,262 stores. Overall, store count grew 10.2% from September 28, 2019 to October 2, 2021.
•Costs applicable to revenue increased 10.7% to $226.5 million compared to the third quarter of 2019. As a percentage of net revenue, costs applicable to revenue decreased 360 basis points to 43.7% compared to the third quarter of 2019. This decrease as a percentage of net revenue was primarily driven by lower growth in optometrist-related costs, increased eyeglass mix and higher eyeglass margin.

•SG&A increased 14.7% to $218.2 million compared to the third quarter of 2019. As a percentage of net revenue, SG&A decreased 200 basis points to 42.1% compared to the third quarter of 2019. This decrease as a percentage of net revenue was primarily driven by the leverage of corporate overhead and payroll expenses, lower stock compensation expense, and lower performance-based incentive compensation, partially offset by higher advertising investment.
•Net income increased 3,339% to $41.0 million compared to the third quarter of 2019. The net change in margin on unearned revenue benefited Adjusted Diluted EPS by $0.04.
•Diluted earnings per share increased 2,976% to $0.45 compared to the third quarter of 2019. Adjusted Diluted EPS increased 134% to $0.38 compared to the third quarter of 2019.
•Adjusted Operating Income increased 110% to $54.7 million compared to the third quarter of 2019. Adjusted Operating Margin increased 460 basis points to 10.6% compared to the third quarter of 2019. The net change in margin on unearned revenue benefited Adjusted Operating Income by $5.1 million.
Third Quarter 2021 Summary compared to Third Quarter 2020 (condensed)
•Net revenue increased 6.7% to $518.0 million compared to the third quarter of 2020.
•Net revenue was positively impacted by 1.3% due to the timing of unearned revenue.
•Comparable store sales growth was 3.4% and Adjusted Comparable Store Sales Growth was 0.2%.
•The Company opened 14 new stores, closed one store, and ended the quarter with 1,262 stores. Overall, store count grew 5.1% from September 26, 2020 to October 2, 2021.
•Net income increased 16.2% to $41.0 million compared to the third quarter of 2020.
•Diluted earnings per share increased 6.7% to $0.45 compared to the third quarter of 2020. Adjusted Diluted EPS decreased 28.5% to $0.38 compared to the third quarter of 2020. The net change in margin on unearned revenue benefited Adjusted Diluted EPS by $0.04.
•Adjusted Operating Income decreased 19.2% to $54.7 million compared to the third quarter of 2020. Adjusted Operating Margin decreased 340 basis points to 10.6% compared to the third quarter of 2020. The net change in margin on unearned revenue benefited Adjusted Operating Income by $4.9 million.
Nine-Month Period 2021 Summary compared to Nine-Month Period 2019
•Net revenue increased 21.1% to $1.6 billion compared to the same period of 2019.
•The impact from the timing of unearned revenue on net revenue and profitability was immaterial.
•Comparable store sales growth was 15.5% and Adjusted Comparable Store Sales Growth was 15.6%.
•The Company opened 59 new stores, closed two stores, and ended the period with 1,262 stores.
•Costs applicable to revenue increased 11.0% to $687.1 million compared to the same period of 2019. As a percentage of net revenue, costs applicable to revenue decreased 390 basis points to 42.9% compared to the same period of 2019. This decrease as a percentage of net revenue was primarily driven by higher eyeglass margin, a higher mix of exam sales, and a lower growth in optometrist-related costs.
•SG&A increased 19.3% to $676.0 million compared to the same period of 2019. As a percentage of net revenue, SG&A decreased 60 basis points at 42.2% compared to the same period of 2019. The decrease as a percentage of net revenue was primarily driven by the leverage of corporate overhead and occupancy expenses, partially offset by higher performance-based incentive compensation.
•Net income increased 323% to $122.0 million compared to the same period of 2019.
•Diluted earnings per share increased 279% to $1.34 compared to the same period of 2019. Adjusted Diluted EPS increased 106% to $1.35 compared to the same period of 2019.
•Adjusted Operating Income increased 92.2% to $188.0 million compared to the same period of 2019. Adjusted Operating Margin increased 430 basis points to 11.7% compared to the same period of 2019.
Nine-Month Period 2021 Summary compared to Nine-Month Period 2020 (condensed)
•Net revenue increased 31.8% to $1.6 billion compared to the same period of 2020.
•Net revenue was positively impacted by 1.2% due to the timing of unearned revenue.
•Comparable store sales growth was 30.3% and Adjusted Comparable Store Sales Growth was 31.1%.
•Net income increased 10,086% to $122.0 million compared to the same period of 2020.
•Diluted earnings per share increased 9,168% to $1.34 compared to the same period of 2020. Adjusted Diluted EPS increased 221% to $1.35 compared to the same period of 2020. The net change in margin on unearned revenue benefited Adjusted Diluted EPS by $0.10.
•Adjusted Operating Income increased 163% to $188.0 million compared to the same period of 2020. Adjusted Operating Margin increased 580 basis points to 11.7% compared to the same period of 2020. The net change in margin on unearned revenue benefited Adjusted Operating Income by $11.0 million.

Balance Sheet and Cash Flow Highlights as of October 2, 2021
•The Company’s cash balance was $439.1 million as of October 2, 2021. The Company had no borrowings under its $300 million first lien revolving credit facility, exclusive of letters of credit of $6.4 million.
•Total debt was $620.0 million as of October 2, 2021, consisting of outstanding first lien term loans, convertible senior notes (“2025 Notes”) and finance lease obligations, net of unamortized discounts.
•Cash flows from operating activities for the first nine months of 2021 were $233.8 million compared to $203.7 million for the same period of 2020 and $170.9 million for the same period of 2019.
•Capital expenditures for the first nine months of 2021 totaled $58.9 million compared to $40.8 million for the same period of 2020 and $76.5 million for the same period of 2019.

Recent Developments
•Effective November 8, 2021, the Company's board of directors authorized the Company to repurchase up to $50 million aggregate amount of shares of the Company's Common Stock. Under the share repurchase program, shares may be repurchased from time to time in the Company's discretion through December 30, 2023 using a variety of methods.
•On November 9, 2021, the Company voluntarily prepaid $50 million in existing Term A loans under its credit agreement.

Fiscal 2021 Outlook
The Company’s updated fiscal 2021 outlook reflects the currently expected impacts related to COVID-19, however, the ultimate impacts of COVID-19 on the Company’s financial outlook remain uncertain. The outlook shown below assumes no material deterioration to the Company’s current business operations as a result of COVID-19 and its variants, governmental actions and regulations, including risks stemming from vaccination and testing programs and mandates. Given the uncertainties, dynamic nature, variants, and unknown duration of the pandemic, the Company is continuing to evaluate the potential impacts of COVID-19 on its business and additional measures that may be taken in response thereto.
The Company is providing the following updated outlook for the 52 weeks ending January 1, 2022:

	Updated Fiscal 2021 Outlook	Prior Fiscal 2021 Outlook
New Stores	~75	~75
Adjusted Comparable Store Sales Growth[1]	21% - 22%	19% - 22%
Net Revenue	$2.04 - $2.06 billion	$2.01 - $2.06 billion
Adjusted Operating Income	$180 - $187 million	$180 - $187 million
Adjusted Diluted EPS[2]	$1.28 - $1.33	$1.28 - $1.33
Depreciation and Amortization[3]	~$98 million	~$98 million
Interest[4]	~$25 million	~$25 million
Tax Rate[5]	~26%	~26%
Capital Expenditures	$100 - $105 million	$100 - $105 million

1 - For the 52 weeks ending January 1, 2022 compared to the 52 weeks ended January 2, 2021
2 - Assumes 96.3 million shares, including 12.9 million shares for the convertible notes calculated using the if-converted method
3 - Includes amortization of acquisition intangibles of approximately $7.5 million for the 52 weeks ending January 1, 2022
4 - Before the impact of gains or losses related to hedge ineffectiveness and charges related to amortization of debt discounts and deferred financing costs
5 - Excluding the impact of stock option exercises

The fiscal 2021 outlook information provided above includes Adjusted Operating Income and Adjusted Diluted EPS guidance, which are non-GAAP financial measures management uses in measuring performance. The Company is not able to reconcile these forward-looking non-GAAP measures to GAAP without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the actual impact of certain items and unanticipated events, including taxes and non-recurring items, which would be included in GAAP results. The impact of such items and unanticipated events could be potentially significant.

The fiscal 2021 outlook is forward-looking, subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the control of the Company and its management, and based upon assumptions with respect to future decisions, which are subject to change. Actual results may vary and those variations may be material. As such, the Company’s results may not fall within the ranges contained in its fiscal 2021 outlook. The Company uses these forward looking measures internally to assess and benchmark its results and strategic plans.
Conference Call Details
A conference call to discuss the third quarter 2021 financial results is scheduled for today, November 10, 2021, at 10:00 a.m. Eastern Time. The U.S. toll free dial-in for the conference call is 866-754-6931 and the international dial-in is 636-812-6625. The conference passcode is 8189528. A live audio webcast of the conference call will be available on the “Investors” section of the Company’s website www.nationalvision.com/investors, where presentation materials will be posted prior to the conference call.
A telephone replay will be available shortly after the broadcast through Wednesday, November 17, 2021, by dialing 855-859-2056 from the U.S. or 404-537-3406 from international locations, and entering conference passcode 8189528. A replay of the audio webcast will also be archived on the “Investors” section of the Company’s website.
About National Vision Holdings, Inc.
National Vision Holdings, Inc. is the second largest optical retail company in the United States (by sales) with more than 1,200 retail stores in 44 states and Puerto Rico. With a mission of helping people by making quality eye care and eyewear more affordable and accessible, the Company operates five retail brands: America’s Best Contacts & Eyeglasses, Eyeglass World, Vision Centers inside select Walmart stores, and Vista Opticals inside select Fred Meyer stores and on select military bases, and several e-commerce websites, offering a variety of products and services for customers’ eye care needs.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements contained under “Fiscal 2021 Outlook” as well as other statements related to our current beliefs and expectations regarding the performance of our industry, the Company’s strategic direction, market position, prospects and future results. You can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Caution should be taken not to place undue reliance on any forward-looking statement as such statements speak only as of the date when made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. Forward-looking statements are not guarantees and are subject to various risks and uncertainties, which may cause actual results to differ materially from those implied in forward-looking statements. Such factors include, but are not limited to, the COVID-19 pandemic and its resurgence and variants, and the impact of evolving federal, state, and local governmental actions in response thereto, including risks stemming from vaccination and testing programs and mandates; customer behavior in response to the continuing pandemic and its more recent outbreaks of variants; our ability to keep our reopened stores open in a safe and cost-effective manner, or at all, in light of the continuing COVID-19 pandemic and its resurgence and variants; our ability to recruit and retain vision care professionals for our stores in general and in light of the pandemic; our ability to develop, maintain and extend relationships with managed vision care companies, vision insurance providers and other third-party payors; our ability to maintain the performance of our host and legacy brands and our current operating relationships with our host and legacy partners; our ability to adhere to extensive state, local and federal vision care and healthcare laws and regulations; our compliance with managed vision care laws and regulations; our ability to maintain sufficient levels of cash flow from our operations to execute or sustain our growth strategy or obtain additional financing at satisfactory terms or at all; the loss of, or disruption in the operations of, one or more of our distribution centers and/or optical laboratories, resulting in the inability to fulfill customer orders and deliver our products in a timely manner; risks associated with vendors from whom our products are sourced, including our dependence on a limited number of suppliers; our ability to compete successfully; our ability to effectively operate our information technology systems and prevent interruption or security breach; our growth strategy straining our existing resources and causing the performance of our existing stores to suffer; the impact of wage rate increases, inflation, cost increases and increases in raw material prices and energy prices; our ability to successfully implement our marketing, advertising and promotional efforts; risks associated with leasing substantial amounts of space, including future increases in occupancy costs; the impact of certain technological advances, and the greater availability of, or increased consumer preferences for, vision correction alternatives to prescription eyeglasses or contact lenses, and future drug development for the correction of vision-related problems; our ability to retain our existing senior management team and attract qualified new personnel; overall decline in the health of the economy and other factors impacting consumer spending; our ability to manage our inventory; seasonal fluctuations in our operating results and inventory levels; our reliance on third-party coverage and reimbursement, including government programs, for an increasing portion of our revenues; risks associated with our e-commerce and omni-channel business; product liability, product recall or personal injury issues; our failure to comply with, or changes in, laws, regulations, enforcement activities and other requirements; the impact of any adverse litigation judgments or settlements resulting from legal proceedings relating to our business operations; risk of losses arising from our investments in technological innovators in the optical retail industry; our ability to adequately protect our intellectual property; our significant amount of indebtedness and our ability to generate sufficient cash flow to satisfy our debt obligations; a change in interest rates as well as changes in benchmark rates and uncertainty related to the foregoing; restrictions in our credit agreement that limits our flexibility in operating our business; potential dilution to existing stockholders upon the conversion of our convertible notes; and risks related to owning our common stock, including our ability to comply with requirements to design and implement and maintain effective internal controls. Additional information about these and other factors that could cause National Vision’s results to differ materially from those described in the forward-looking statements can be found in filings by National Vision with the Securities and Exchange Commission (“SEC”), including our latest Annual Report on Form 10-K, our Quarterly Report on Form 10-Q filed on November 10, 2021, and subsequently filed reports, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC.
Non-GAAP Financial Measures
To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “EBITDA,” “Adjusted Operating Income,” “Adjusted Operating Margin,” “Adjusted EBITDA,” “Adjusted EBITDA Margin,” “Adjusted Diluted EPS,” “Adjusted Comparable Stores Sales Growth,” “Adjusted SG&A,” and “Adjusted SG&A Percent of Net Revenue.” We believe EBITDA, Adjusted Operating Income, Adjusted Operating Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Diluted EPS, Adjusted SG&A and Adjusted SG&A Percent of Net Revenue assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses these non-GAAP financial measures to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.
To supplement the Company’s comparable store sales growth presented in accordance with GAAP, the Company provides “Adjusted Comparable Store Sales Growth,” which is a non-GAAP financial measure we believe is useful because it provides timely and accurate information relating to the two core metrics of retail sales: number of transactions and value of transactions. Management uses Adjusted Comparable Store Sales Growth as the basis for key operating decisions, such as allocation of advertising to particular markets and implementation of special marketing programs. Accordingly, we believe that Adjusted Comparable Store Sales Growth provides timely and accurate information relating to the operational health and overall performance of each brand. We also believe that, for the same reasons, investors find our calculation of Adjusted Comparable Store Sales Growth to be meaningful.
EBITDA: We define EBITDA as net income, plus interest expense, income tax provision (benefit) and depreciation and amortization.
Adjusted Operating Income: We define Adjusted Operating Income as net income, plus interest expense and income tax provision (benefit), further adjusted to exclude stock compensation expense, loss on extinguishment of debt, asset impairment, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expense, amortization of acquisition intangibles, and other expenses.
Adjusted Operating Margin: We define Adjusted Operating Margin as Adjusted Operating Income as a percentage of net revenue.
Adjusted EBITDA: We define Adjusted EBITDA as net income, plus interest expense, income tax provision (benefit) and depreciation and amortization, further adjusted to exclude stock compensation expense, loss on extinguishment of debt, asset impairment, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expense, and other expenses.
Adjusted EBITDA Margin: We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net revenue.
Adjusted Diluted EPS: We define Adjusted Diluted EPS as diluted earnings per share, adjusted for the per share impact of stock compensation expense, loss on extinguishment of debt, asset impairment, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expense, amortization of acquisition intangibles, amortization of debt discount and deferred financing costs of our term loan borrowings, amortization of costs related to our 2025 Notes, losses (gains) on change in fair value of derivatives, other expenses, and tax benefit of stock option exercises, less the tax effect of these adjustments. We adjust for amortization of costs related to the 2025 Notes only when adjustment for these costs is not required in the calculation of diluted earnings per share according to U.S. GAAP.
Adjusted SG&A: We define Adjusted SG&A as SG&A, adjusted to exclude stock compensation expense, secondary offering expenses, management realignment expenses, long-term incentive plan expense, and other expenses.
Adjusted SG&A Percent of Net Revenue: We define Adjusted SG&A Percent of Net Revenue as Adjusted SG&A as a percentage of net revenue.
Adjusted Comparable Store Sales Growth: We measure Adjusted Comparable Store Sales Growth as the increase or decrease in sales recorded by the comparable store base in any reporting period, compared to sales recorded by the comparable store base in the prior reporting period, which we calculate as follows: (i) sales are recorded on a cash basis (i.e., when the order is placed and paid for or submitted to a managed care payor, compared to when the order is delivered), utilizing cash basis point of sale information from stores; (ii) stores are added to the calculation during the 13th full fiscal month following the store’s opening; (iii) closed stores are removed from the calculation for time periods that are not comparable; (iv) sales from partial months of operation are excluded when stores do not open or close on the first day of the month; and (v) when applicable, we adjust for the effect of the 53rd week. Quarterly, year-to-date and annual adjusted comparable store sales are aggregated using only sales from all whole months of operation included in both the current reporting period and the prior reporting period. When a partial month is excluded from the calculation, the corresponding month in the subsequent period is also excluded from the calculation. There may be variations in the way in which some of our competitors and other retailers calculate comparable store sales. As a result, our adjusted comparable store sales may not be comparable to similar data made available by other retailers. We did not adjust our calculation of Adjusted Comparable Store Sales Growth for the temporary closure of our stores to the public in 2020 as a result of the COVID-19 pandemic.
EBITDA, Adjusted Operating Income, Adjusted Operating Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Diluted EPS, Adjusted SG&A, Adjusted SG&A Percent of Net Revenue, and Adjusted Comparable Store Sales Growth are not recognized terms under GAAP and should not be considered as an alternative to net income or the ratio of net income to net revenue as a measure of financial performance, SG&A, the ratio of SG&A to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, comparable store sales growth as a measure of operating performance, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.
Please see “Reconciliation of Non-GAAP to GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures.

National Vision Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
As of October 2, 2021 and January 2, 2021
In Thousands, Except Par Value
(Unaudited)

ASSETS	As of October 2, 2021	As of January 2, 2021
Current assets:
Cash and cash equivalents	$439,117	$373,903
Accounts receivable, net	54,080	57,989
Inventories	124,637	111,274
Prepaid expenses and other current assets	28,553	23,484
Total current assets	646,387	566,650

Property and equipment, net	333,820	341,293
Other assets:
Goodwill	777,613	777,613
Trademarks and trade names	240,547	240,547
Other intangible assets, net	43,893	49,511
Right of use assets	344,341	340,141
Other assets	18,870	17,743
Total non-current assets	1,759,084	1,766,848
Total assets	$2,405,471	$2,333,498
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$76,124	$64,861
Other payables and accrued expenses	98,749	110,309
Unearned revenue	35,328	32,657
Deferred revenue	68,763	58,899
Current maturities of long-term debt and finance lease obligations	4,418	3,598
Current operating lease obligations	65,454	58,356
Total current liabilities	348,836	328,680

Long-term debt and finance lease obligations, less current portion and debt discount	615,620	651,763
Non-current operating lease obligations	325,786	327,371
Other non-current liabilities:
Deferred revenue	23,992	20,828
Other liabilities	13,586	17,415
Deferred income taxes, net	89,094	80,939
Total other non-current liabilities	126,672	119,182
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 200,000 shares authorized; 83,667 and 82,183 shares issued as of October 2, 2021 and January 2, 2021, respectively; 82,693 and 81,239 shares outstanding as of October 2, 2021 and January 2, 2021, respectively	836	821
Additional paid-in capital	748,422	795,697
Accumulated other comprehensive loss	(2,840)	(4,400)
Retained earnings	272,176	142,880
Treasury stock, at cost; 974 and 944 shares as of October 2, 2021 and January 2, 2021, respectively	(30,037)	(28,496)
Total stockholders’ equity	988,557	906,502
Total liabilities and stockholders’ equity	$2,405,471	$2,333,498

National Vision Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income
For the Three and Nine Months Ended October 2, 2021, September 26, 2020 and September 28, 2019
In Thousands, Except Earnings Per Share
(Unaudited)

	Three Months Ended			Nine Months Ended
	October 2, 2021	September 26, 2020	September 28, 2019	October 2, 2021	September 26, 2020	September 28, 2019
Revenue:
Net product sales	$425,594	$403,336	$355,789	$1,326,867	$1,005,884	$1,096,482
Net sales of services and plans	92,411	82,017	76,113	274,807	209,180	226,086
Total net revenue	518,005	485,353	431,902	1,601,674	1,215,064	1,322,568
Costs applicable to revenue (exclusive of depreciation and amortization):
Products	158,371	148,274	144,518	485,090	402,279	444,177
Services and plans	68,087	62,535	59,984	202,004	167,864	174,801
Total costs applicable to revenue	226,458	210,809	204,502	687,094	570,143	618,978
Operating expenses:
Selling, general and administrative expenses	218,214	190,518	190,290	676,042	520,841	566,444
Depreciation and amortization	25,059	22,236	22,336	72,639	68,970	63,570
Asset impairment	—	7,150	3,516	1,478	20,916	7,387
Litigation settlement	—	—	—	—	4,395	—
Other expense (income), net	(2,437)	(154)	146	(2,567)	(312)	975
Total operating expenses	240,836	219,750	216,288	747,592	614,810	638,376
Income from operations	50,711	54,794	11,112	166,988	30,111	65,214
Interest expense, net	5,743	12,475	7,873	22,169	35,432	25,902
Debt issuance costs	—	—	—	92	136	—
Loss on extinguishment of debt	—	—	9,786	—	—	9,786
Earnings (loss) before income taxes	44,968	42,319	(6,547)	144,727	(5,457)	29,526
Income tax provision (benefit)	3,976	7,030	(7,739)	22,702	(6,655)	647
Net income	$40,992	$35,289	$1,192	$122,025	$1,198	$28,879

Earnings per share:
Basic	$0.50	$0.44	$0.02	$1.49	$0.01	$0.37
Diluted	$0.45	$0.42	$0.01	$1.34	$0.01	$0.35
Weighted average shares outstanding:
Basic	82,290	80,676	78,474	81,729	80,376	78,387
Diluted	96,508	83,795	81,561	96,193	82,718	81,510

Comprehensive income (loss):
Net income	$40,992	$35,289	$1,192	$122,025	$1,198	$28,879
Unrealized gain (loss) on hedge instruments	340	1,894	681	4,949	(2,853)	(2,837)
Tax provision (benefit) of unrealized gain (loss) on hedge instruments	87	483	175	3,389	(723)	(727)
Comprehensive income (loss)	$41,245	$36,700	$1,698	$123,585	$(932)	$26,769

Note: The three and nine-months ended October 2, 2021 diluted EPS is calculated using the if-converted method for the 2025 Notes adding back $2.4 million and $7.1 million of interest expense (after tax) related to the 2025 Notes, respectively, and assuming conversion of the 2025 Notes at the beginning of 2021.

National Vision Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended October 2, 2021, September 26, 2020 and September 28, 2019
In Thousands
(Unaudited)

	Nine Months Ended
	October 2, 2021	September 26, 2020	September 28, 2019
Cash flows from operating activities:
Net income	$122,025	$1,198	$28,879
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	72,639	68,970	63,570
Amortization of debt discount and deferred financing costs	3,140	7,248	1,071
Asset impairment	1,478	20,916	7,387
Deferred income tax expense (benefit)	23,585	(6,735)	651
Stock based compensation expense	13,866	8,335	10,840
Losses (gains) on change in fair value of derivatives	(421)	4,596	—
Inventory adjustments	1,546	3,502	3,065
Loss on extinguishment of debt	—	—	9,786
Other	(242)	4,238	9,966
Changes in operating assets and liabilities:
Accounts receivable	2,746	(5,685)	(4,988)
Inventories	(14,909)	12,354	1,063
Operating lease right of use assets and lease liabilities	(456)	(1,258)	(1,146)
Other assets	(6,813)	1,044	9,748
Accounts payable	11,263	27,847	1,694
Deferred and unearned revenue	15,699	16,940	8,997
Other liabilities	(11,339)	40,206	20,355
Net cash provided by operating activities	233,807	203,716	170,938
Cash flows from investing activities:
Purchase of property and equipment	(58,920)	(40,837)	(76,472)
Other	2,475	323	564
Net cash used for investing activities	(56,445)	(40,514)	(75,908)
Cash flows from financing activities:
Borrowings on long-term debt, net of discounts	—	548,769	566,550
Repayments on long-term debt	(117,375)	(369,269)	(564,300)
Proceeds from exercise of stock options	11,170	10,478	9,992
Purchase of treasury stock	(1,414)	(93)	(25,000)
Payments of debt issuance costs	(900)	(12,462)	(2,930)
Payments on finance lease obligations	(3,546)	(2,517)	(2,054)
Net cash provided by (used for) financing activities	(112,065)	174,906	(17,742)
Net change in cash, cash equivalents and restricted cash	65,297	338,108	77,288
Cash, cash equivalents and restricted cash, beginning of year	375,159	40,307	17,998
Cash, cash equivalents and restricted cash, end of period	$440,456	$378,415	$95,286

Supplemental cash flow disclosure information:
Cash paid for interest	$17,316	$19,508	$25,182
Cash paid (received) for taxes	$9,293	$(693)	$579
Capital expenditures accrued at the end of the period	$10,455	$13,516	$13,808

National Vision Holdings, Inc. and Subsidiaries
Reconciliation of Non-GAAP to GAAP Financial Measures
For the Three and Nine Months Ended October 2, 2021, September 26, 2020 and September 28, 2019
In Thousands, Except Per Share Information
(Unaudited)

Reconciliation of Adjusted Operating Income to Net Income
	Three Months Ended			Nine Months Ended
In thousands	October 2, 2021	September 26, 2020	September 28, 2019	October 2, 2021	September 26, 2020	September 28, 2019
Net income	$40,992	$35,289	$1,192	$122,025	$1,198	$28,879
Interest expense	5,743	12,475	7,873	22,169	35,432	25,902
Income tax provision (benefit)	3,976	7,030	(7,739)	22,702	(6,655)	647
Stock compensation expense (a)	3,665	2,890	6,123	13,866	8,335	10,840
Loss on extinguishment of debt (b)	—	—	9,786	—	—	9,786
Asset impairment (c)	—	7,150	3,516	1,478	20,916	7,387
Litigation settlement (d)	—	—	—	—	4,395	—
Secondary offering expenses (e)	—	—	401	—	—	406
Management realignment expenses (f)	—	—	—	—	—	2,155
Long-term incentive plan (g)	—	—	1,108	—	—	1,830
Amortization of acquisition intangibles (h)	1,872	1,851	1,851	5,616	5,554	5,553
Other (k)	(1,512)	1,057	1,956	129	2,206	4,423
Adjusted Operating Income	$54,736	$67,742	$26,067	$187,985	$71,381	$97,808

Net income margin	7.9%	7.3%	0.3%	7.6%	0.1%	2.2%
Adjusted Operating Margin	10.6%	14.0%	6.0%	11.7%	5.9%	7.4%
Note: Percentages reflect line item as a percentage of net revenue, adjusted for rounding

Reconciliation of EBITDA and Adjusted EBITDA to Net Income
	Three Months Ended			Nine Months Ended
In thousands	October 2, 2021	September 26, 2020	September 28, 2019	October 2, 2021	September 26, 2020	September 28, 2019
Net income	$40,992	$35,289	$1,192	$122,025	$1,198	$28,879
Interest expense	5,743	12,475	7,873	22,169	35,432	25,902
Income tax provision (benefit)	3,976	7,030	(7,739)	22,702	(6,655)	647
Depreciation and amortization	25,059	22,236	22,336	72,639	68,970	63,570
EBITDA	75,770	77,030	23,662	239,535	98,945	118,998

Stock compensation expense (a)	3,665	2,890	6,123	13,866	8,335	10,840
Loss of extinguishment of debt (b)	—	—	9,786	—	—	9,786
Asset impairment (c)	—	7,150	3,516	1,478	20,916	7,387
Litigation settlement (d)	—	—	—	—	4,395	—
Secondary offering expenses (e)	—	—	401	—	—	406
Management realignment expenses (f)	—	—	—	—	—	2,155
Long-term incentive plan (g)	—	—	1,108	—	—	1,830
Other (k)	(1,512)	1,057	1,956	129	2,206	4,423
Adjusted EBITDA	$77,923	$88,127	$46,552	$255,008	$134,797	$155,825

Net income margin	7.9%	7.3%	0.3%	7.6%	0.1%	2.2%
Adjusted EBITDA Margin	15.0%	18.2%	10.8%	15.9%	11.1%	11.8%
Note: Percentages reflect line item as a percentage of net revenue, adjusted for rounding

Reconciliation of Adjusted Diluted EPS to Diluted EPS
	Three Months Ended			Nine Months Ended
In thousands, except per share amounts	October 2, 2021	September 26, 2020	September 28, 2019	October 2, 2021	September 26, 2020	September 28, 2019
Diluted EPS	$0.45	$0.42	$0.01	$1.34	$0.01	$0.35
Stock compensation expense (a)	0.04	0.03	0.08	0.14	0.10	0.13
Loss on extinguishment of debt (b)	—	—	0.12	—	—	0.12
Asset impairment (c)	—	0.09	0.04	0.02	0.25	0.09
Litigation settlement (d)	—	—	—	—	0.05	—
Secondary offering expenses (e)	—	—	0.00	—	—	0.00
Management realignment expenses (f)	—	—	—	—	—	0.03
Long-term incentive plan (g)	—	—	0.01	—	—	0.02
Amortization of acquisition intangibles (h)	0.02	0.02	0.02	0.06	0.07	0.07
Amortization of debt discount and deferred financing costs (i)	0.00	0.05	0.00	0.02	0.09	0.01
Losses (gains) on change in fair value of derivatives (j)	(0.01)	0.00	—	0.00	0.06	—
Other (o)	(0.02)	0.01	0.02	(0.02)	0.03	0.05
Tax benefit of stock option exercises (l)	(0.09)	(0.04)	(0.08)	(0.14)	(0.07)	(0.09)
Tax effect of total adjustments (m)	(0.01)	(0.05)	(0.08)	(0.06)	(0.16)	(0.14)
Adjusted Diluted EPS	$0.38	$0.54	$0.16	$1.35	$0.42	$0.66

Weighted average diluted shares outstanding	96,508	83,795	81,561	96,193	82,718	81,510
Note: Some of the totals in the table above do not foot due to rounding differences

Reconciliation of Adjusted SG&A and Adjusted SG&A Percent of Net Revenue to SG&A
	Three Months Ended			Nine Months Ended
In thousands	October 2, 2021	September 26, 2020	September 28, 2019	October 2, 2021	September 26, 2020	September 28, 2019
SG&A	$218,214	$190,518	$190,290	$676,042	$520,841	$566,444
Stock compensation expense (a)	3,665	2,890	6,123	13,866	8,335	10,840
Secondary offering expenses (e)	—	—	401	—	—	406
Management realignment expenses (f)	—	—	—	—	—	2,155
Long-term incentive plan (g)	—	—	1,108	—	—	1,830
Other (n)	843	1,057	1,727	2,484	2,206	3,187
Adjusted SG&A	$213,706	$186,571	$180,931	$659,692	$510,300	$548,026

SG&A Percent of Net Revenue	42.1%	39.3%	44.1%	42.2%	42.9%	42.8%
Adjusted SG&A Percent of Net Revenue	41.3%	38.4%	41.9%	41.2%	42.0%	41.4%
Note: Percentages reflect line item as a percentage of net revenue

(a)Non-cash charges related to stock-based compensation programs, which vary from period to period depending on the timing of awards and performance vesting conditions.
(b)Reflects write-off of deferred financing fees related to the extinguishment of debt.
(c)Reflects write-off of property, equipment and lease related assets on closed or underperforming stores.
(d)Expenses associated with settlement of significant litigation.
(e)Expenses related to our secondary public offerings for the three and nine months ended September 28, 2019.
(f)Expenses related to a non-recurring management realignment described in the Current Report on Form 8-K filed with the SEC on January 10, 2019.
(g)Expenses pursuant to a long-term incentive plan for non-executive employees who were not participants in the management equity plan for fiscal year 2019. This plan was effective in 2014 following the acquisition of the Company by affiliates of KKR & Co. Inc. (the “KKR Acquisition”).
(h)Amortization of the increase in carrying values of finite-lived intangible assets resulting from the application of purchase accounting to the KKR Acquisition.

(i)Amortization of deferred financing costs and other non-cash charges related to our long-term debt. We adjust for amortization of costs related to the 2025 Notes only when adjustment for these costs is not required in the calculation of diluted earnings per share according to U.S. GAAP.
(j)Reflects losses (gains) recognized in interest expense on change in fair value of de-designated hedges.
(k)Other adjustments include amounts that management believes are not representative of our operating performance (amounts in brackets represent reductions in Adjusted Operating Income, Adjusted Diluted EPS and Adjusted EBITDA), including our share of (gains) losses on equity method investments of $(2.4) million and $0.2 million for the three months ended October 2, 2021 and September 28, 2019, respectively, and $(2.4) million and $1.2 million for the nine months ended October 2, 2021 and September 28, 2019, respectively; and other expenses and adjustments which are primarily related to excess payroll taxes on stock option exercises, executive severance and relocation.
(l)Tax benefit associated with accounting guidance requiring excess tax benefits related to stock option exercises to be recorded in earnings as discrete items in the reporting period in which they occur.
(m)Represents the income tax effect of the total adjustments at our combined statutory federal and state income tax rates.
(n)Reflects other expenses in (k) above, except for our share of (gains) losses on equity method investments of $(2.4) million and $0.2 million for the three months ended October 2, 2021 and September 28, 2019, respectively, and $(2.4) million and $1.2 million for the nine months ended October 2, 2021 and September 28, 2019, respectively.
(o)Reflects other expenses in (k) above, including the impact of stranded tax effect of $(2.1) million for the nine months ended October 2, 2021 associated with our interest rate swaps that matured in 2021.

Reconciliation of Adjusted Comparable Store Sales Growth to Total Comparable Store Sales Growth
	Comparable store sales growth(a)
	Third Quarter		Year to Date
	2021 vs. 2019	2021 vs. 2020	2021 vs. 2019	2021 vs. 2020	2021 Outlook
Owned & Host segment
America’s Best	14.2%	0.0%	17.0%	31.8%
Eyeglass World	21.5%	1.7%	22.1%	33.9%
Military	(3.8)%	(0.6)%	(2.3)%	22.6%
Fred Meyer	(8.2)%	(1.6)%	(9.6)%	21.2%
Legacy segment	4.0%	0.0%	5.4%	25.5%

Total comparable store sales growth	15.7%	3.4%	15.5%	30.3%	20% - 21%
Adjusted Comparable Store Sales Growth (b)	13.3%	0.2%	15.6%	31.1%	21% - 22%
(a)Total comparable store sales based on consolidated net revenue excluding the impact of (i) Corporate/Other segment net revenue, (ii) sales from stores opened less than 13 months, (iii) stores closed in the periods presented, (iv) sales from partial months of operation when stores do not open or close on the first day of the month and (v) if applicable, the impact of a 53rd week in a fiscal year. Brand-level comparable store sales growth is calculated based on cash basis revenues consistent with what the CODM reviews, and consistent with reportable segment revenues presented in Note 10. “Segment Reporting” in our unaudited condensed consolidated financial statements included in Part I. Item 1. in our Quarterly Report on Form 10-Q, with the exception of the Legacy segment, which is adjusted as noted in clause (b) (ii) below.
(b)There are two differences between total comparable store sales growth based on consolidated net revenue and Adjusted Comparable Store Sales Growth: (i) Adjusted Comparable Store Sales Growth includes the effect of deferred and unearned revenue as if such revenues were earned at the point of sale, resulting in the following changes from total comparable store sales growth based on consolidated net revenue: a decrease of 2.2% for third quarter 2021 vs. 2019, a decrease of 3.0% for third quarter 2021 vs. 2020, an increase of 0.1% for year to date 2021 vs. 2019 and an increase of 0.9% for year to date 2021 vs. 2020; and (ii) Adjusted Comparable Store Sales Growth includes retail sales to the Legacy partner’s customers (rather than the revenues recognized consistent with the management & services agreement with the Legacy partner), resulting in the following changes from total comparable store sales growth based on consolidated net revenue: a decrease of 0.2% for third quarter 2021 vs. 2019, a decrease of 0.2% for third quarter 2021 vs. 2020 and a decrease of 0.1% for year to date 2021 vs 2020.

Investors:

National Vision Holdings, Inc.
David Mann, CFA, Vice President of Investor Relations
(470) 448-2448
investor.relations@nationalvision.com

Media:

National Vision Holdings, Inc.
Racheal Peters, Manager of External Communications
(470) 448-2303
media@nationalvision.com